- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (Rule 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934
                             (Amendment No.    )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           THE E.W. SCRIPPS COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         ________________________________________________________________

     (2) Aggregate number of securities to which transaction applies:

         ________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         ________________________________________________________________

     (4) Proposed maximum aggregate value of transaction:

         ________________________________________________________________

     (5) Total fee paid: ________________________________________________

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid: ________________________________________
     (2) Form, Schedule or Registration Statement No.: __________________
     (3) Filing Party:___________________________________________________
     (4) Date Filed:_____________________________________________________

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    [LOGO]
                            THE E.W. SCRIPPS COMPANY
                             1105 N. MARKET STREET

                           WILMINGTON, DELAWARE 19801

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 3, 1995

                               ------------------

TO THE SHAREHOLDERS OF THE E.W. SCRIPPS COMPANY

     You are cordially invited to attend the Annual Meeting of the Stockholders of The E.W. Scripps Company (the "Company") which will be held at the Queen City Club, Cincinnati, Ohio, on Wednesday, May 3, 1995 at 10:00 a.m., local time for the following purposes:

          1. To elect nine persons to serve as directors for the ensuing year.

          2. To adopt a stock option plan for directors elected by the holders of the Company's Class A Common Stock.

          3. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on March 16, 1995 are entitled to notice of and to vote at the meeting or any adjournment thereof.

     By order of the Board of Directors,

                                           M. DENISE KUPRIONIS,
                                              Corporate
                                              Secretary

March 29, 1995

STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                            THE E.W. SCRIPPS COMPANY
                             1105 N. MARKET STREET

                           WILMINGTON, DELAWARE 19801

                               ------------------

                                PROXY STATEMENT

                              1995 ANNUAL MEETING
                                  MAY 3, 1995

     This proxy statement, which together with the accompanying notice, proxy, and annual report, is being mailed to stockholders on or about March 30, 1995, is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of The E.W. Scripps Company, a Delaware corporation (the "Company"), to be held on Wednesday, May 3, 1995.

     The close of business on March 16, 1995, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

     On March 1, 1995, the Company had outstanding 59,675,019 shares of Class A Common Stock, $.01 par value per share ("Class A Common Stock"), and 20,174,833 shares of Common Voting Stock, $.01 par value per share ("Common Voting Stock"). Holders of Class A Common Stock are entitled to elect the greater of three or one-third of the directors of the Company but are not entitled to vote on any other matters except as required by Delaware law. Holders of Common Voting Stock are entitled to elect all remaining directors and to vote on all other matters requiring a vote of stockholders. Each share of Class A Common Stock and Common Voting Stock is entitled to one vote upon matters on which such class of stock is entitled to vote.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

     A Board of nine directors is to be elected, three by the holders of Class A Common Stock voting separately as a class and six by the holders of Common Voting Stock voting separately as a class. In the election, the nominees receiving the greatest number of votes will be elected. All directors will hold office until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified.

     Each proxy for Class A Common Stock executed and returned by a holder of such stock will be voted for the election of the three directors hereinafter shown as nominees for such class of stock, unless otherwise indicated on such proxy. Each proxy for Common Voting Stock executed and returned by a holder of such stock will be voted for the election of the six directors hereinafter shown as nominees for such class of stock unless indicated on such proxy. Although the Board of Directors does not contemplate that any of the nominees hereinafter named will be unavailable for election, in the event that any such nominee is unable to serve, the proxies will be voted for the remaining nominees and for such other person(s), if any, as the Board may propose.

     The following table sets forth certain information as to each of the nominees for election to the Board of Directors.

                                    DIRECTOR            PRINCIPAL OCCUPATION OR OCCUPATION/BUSINESS
           NAME              AGE     SINCE                    EXPERIENCE FOR PAST FIVE YEARS
- ---------------------------  ---    --------    -----------------------------------------------------------

                         NOMINEES FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK
Daniel J. Meyer(1)           58       1988      Chairman since January 1, 1991, Chief Executive Officer
                                                since April 24, 1990, President and Chief Operating Officer from November 1987 through April 1990, of Cincinnati
                                                Milacron Inc. (a manufacturer of metal working and plastics processing machinery and systems).
Nicholas B. Paumgarten       49       1988      Managing Director of J.P. Morgan & Co. Inc. since February
                                                10, 1992 (an investment banking firm); Managing Director of
                                                Dillon, Read & Co. Inc. from March 19, 1991 through
                                                February 9, 1992 (an investment banking firm); Managing
                                                Director from 1981 through March 18, 1991 of The First
                                                Boston Corporation (an investment banking firm).
David R. Huhn                57       1991      Retired; President of McAlpin's, a subsidiary of Mercantile
                                                Stores Co., Inc. from October 16, 1991 through February 3,
                                                1994; Chairman and Chief Executive Officer from September
                                                1989 through October 15, 1991, of Mercantile Stores Co.,
                                                Inc.

                          NOMINEES FOR ELECTION BY HOLDERS OF COMMON VOTING STOCK
John H. Burlingame(2)        61       1988      Executive Partner since 1982 of Baker & Hostetler (law
                                                firm).
William R. Burleigh          59       1990      President of the Company since August 1994, Chief Operating
                                                Officer since May 1994, Executive Vice President from March
                                                1990 through May 1994, Senior Vice President/Newspapers and
                                                Publishing of the Company from September 1986 to March
                                                1990; and Vice President and General Editorial Manager of
                                                the Company from January 1984 to September 1986.
Lawrence A. Leser(3)         59       1977      Chairman of the Company since August 1994, Chief Executive
                                                Officer since July 1985, President from July 1985 through
                                                August 1994.
Charles E. Scripps(4)        75       1946      Chairman of the Executive Committee of the Company since
                                                August 1994, Chairman of the Board of Directors of the
                                                Company from 1953 to August 1994.
Paul K. Scripps(5)           49       1986      Chairman since December 1989, Vice Chairman and Editorial
                                                Director from December 1988 through December 3, 1989, of
                                                John P. Scripps Newspapers, a subsidiary of the Company.
Robert P. Scripps(6)         77       1949      A Director of the Company since 1949.

- ---------------

(1) Mr. Meyer is a director of Cincinnati Milacron Inc., Star Bank Corporation (bank holding company) and Hubbell Incorporated (manufacturer of wiring and lighting devices). Mr. Meyer is a nominee for election as a director of Sunbeam-Oster Company, Inc. at its 1995 annual meeting of shareholders.

(2) Mr. Burlingame is a Trustee of The Edward W. Scripps Trust.

(3) Mr. Leser is a director of Union Central Life Insurance Company and is a nominee for election as a director of AK Steel Holding Corporation at its 1995 annual meeting of shareholders. Mr. Leser is currently a director of KeyCorp (a bank holding company), although he is not standing for re-election at the May 1995 annual meeting of shareholders.

(4) Mr. Charles E. Scripps is the brother of Robert P. Scripps and Chairman of the Board of Trustees of The Edward W. Scripps Trust.

(5) Mr. Paul K. Scripps serves as a director of the Company pursuant to an agreement between The Edward W. Scripps Trust and John P. Scripps. See "Certain Transactions--John P. Scripps Newspapers."

(6) Mr. Robert P. Scripps is a Trustee of The Edward W. Scripps Trust and the brother of Charles E. Scripps.

        INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board held four regularly scheduled and three special meetings during 1994. Each director of the Company attended all of these meetings, except one director who was unable to attend one special meeting.

COMMITTEES

     The Board of Directors of the Company has an Executive Committee, an Audit Committee and a Compensation Committee.

     Charles E. Scripps, Lawrence A. Leser and John H. Burlingame are the members of the Executive Committee. The Executive Committee exercises all of the powers of the Board in the management of the business and affairs of the Company between Board meetings, except the power to fill vacancies on the Board or its committees. The Executive Committee held three meetings during 1994. Each member of the Executive Committee attended each of the meetings.

     Daniel J. Meyer, Nicholas B. Paumgarten and David R. Huhn are the members of the Audit Committee, which nominates the independent auditors each year, reviews the audit plans of both the internal and independent auditors, evaluates the adequacy of and monitors compliance with corporate accounting policies, and reviews the Company's annual financial statements. The internal and independent auditors have unrestricted access to the Audit Committee. The Audit Committee held two meetings during 1994. Each member of the Audit Committee attended both meetings.

     Charles E. Scripps, Daniel J. Meyer and David R. Huhn are the members of the Compensation Committee, which establishes the overall compensation policy of the Company, determines compensation of senior management and administers the Company's Long-Term Incentive Plan. The Compensation Committee held four meetings during 1994. Each member of the Compensation Committee attended all of such Committee's meetings.

COMPENSATION OF DIRECTORS

     During 1994, each director elected by the holders of the Class A Common Stock received an annual fee of $22,000, and an additional $2,000 for each meeting that he attended of the Board of Directors or a committee thereof on which he served. Additionally, for each committee of which he was chairman, such director received an annual fee of $3,000. Directors elected by the holders of the Common Voting Stock, with the exception of Mr. Charles E. Scripps, do not receive any compensation for services as directors or committee members.

     Pursuant to an employment agreement with the Company, Mr. Charles E. Scripps received $328,542 for his services in 1994 as Chairman of the Board of Directors. This agreement was terminated when Mr. Scripps retired in August 1994. At such time, he was elected Chairman of the Executive Committee of the Company and receives a fee for such services at the annual rate of $50,000. Mr. Scripps does not receive any additional fees for his attendance at Board and Committee meetings.

     On December 13, 1994, the Board of Directors approved a stock option plan for the directors elected by the holders of the Company's Class A Common Stock. Subject to approval by the holders of Common Voting Stock at the 1995 Annual Meeting of Stockholders, Messrs. Meyer, Paumgarten and Huhn each received an option under this plan for 5,000 shares of Class A Common Stock, with an exercise price of $30.13, the fair market value of the Class A Common Stock on the date the grant was authorized, exercisable from December 9, 1995 until December 9, 2004. See "Proposal 2--Adoption of a Stock Option Plan for Non-Employee Directors Elected by the Holders of the Company's Class A Common Stock."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to persons known to management to be the beneficial owners, as of March 1, 1995, of more than five percent of the Company's outstanding Class A Common Stock or Common Voting Stock. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown therein as being beneficially owned by them.

                                                                         COMMON
            NAME AND ADDRESS                CLASS A                      VOTING
          OF BENEFICIAL OWNER             COMMON STOCK     PERCENT       STOCK        PERCENT
- ----------------------------------------  ------------     -------     ----------     -------
The Edward W. Scripps Trust(1)             32,610,000        54.7%     16,040,000       79.5%
312 Walnut Street
P.O. Box 5380
Cincinnati, Ohio
Jack R. Howard(2)                           3,659,198         6.1%        170,000         .8%
c/o Scripps Howard, Inc.
Attn: Corporate Secretary
312 Walnut Street
P.O. Box 5380
Cincinnati, Ohio
Paul K. Scripps and                           189,097          .3%      1,616,113        8.0%
John P. Scripps Trust(3)
525 C Street, Suite 306
San Diego, California
Wellington Management Company(4)            3,442,030         5.8%            -0-        -0-
75 State Street
Boston, Massachusetts
The Capital Group Companies, Inc.(5)        3,113,400         5.2%            -0-        -0-
333 South Hope Street
Los Angeles, California
Chemical Bank, Trustee(6)                      71,367          .1%      1,482,000        7.3%
270 Park Avenue
New York, New York

- ---------------

(1) Under the Trust Agreement establishing The Edward W. Scripps Trust (the "Trust"), the Trust must retain voting stock sufficient to ensure control of the Company until the final distribution of the Trust estate unless earlier stock dispositions are necessary for the purpose of preventing loss or damage to such estate. The Trustees of the Trust are Charles E. Scripps, Robert P. Scripps and John H. Burlingame. The Trust will terminate upon the death of the last to survive of four persons specified in the Trust, the youngest of whom is 71 years of age. Upon the termination of the Trust, substantially all of its assets (including all shares of capital stock of the Company held by the Trust) will be distributed to the grandchildren of Robert Paine Scripps (a son of Edward W. Scripps), of whom there are 28. Certain of these grandchildren have entered into an agreement among themselves, other cousins and the Company which will restrict transfer and govern voting of shares of Common Voting Stock to be held by them upon termination of the Trust and distribution of the Trust estate. See "Certain Transactions--Scripps Family Agreement."

(2) The shares listed for Mr. Howard consist of 3,327,385 shares of Class A Common Stock and 170,000 shares of Common Voting Stock held in an irrevocable trust established for the benefit of Mr. Howard and his wife and of which Mr. Howard and his wife are the sole trustees; and 331,813 shares of Class A Common Stock owned by Mr. Howard's wife. Mr. Howard disclaims any beneficial interest in these shares except those held in the irrevocable trust.

(3) See footnote 7 to the table under "Security Ownership of Management."

(4) Wellington Management Company ("Wellington"), an investment advisory firm, has filed a Schedule 13G with the Securities and Exchange Commission with respect to the Company's Class A Common Stock. According to the Schedule 13G for the year ended December 31, 1994, the shares listed in the table are owned by various clients of Wellington, which possesses investment or voting power with respect to such shares pursuant to the provisions of investment advisory agreements with such clients.

(5) The Capital Group Companies, Inc. ("Capital"), the parent company of six investment management companies, has filed a Schedule 13G with the Securities and Exchange Commission with respect to the Company's Class A Common Stock. According to the Schedule 13G for the year ended December 31, 1994, the shares listed in the table are owned by various clients of Capital, which possesses investment or voting power with respect to such shares pursuant to the provisions of investment advisory agreements with such clients.

(6) The 71,367 shares of Class A Common Stock and 1,482,000 shares of Common Voting Stock shown are held in two trusts of which Chemical Bank is the sole trustee. These trusts were established by Jack R. Howard's parents for the benefit of his sister.

SECURITY OWNERSHIP OF MANAGEMENT

     The following information is set forth with respect to the shares of the Company's Class A Common Stock and Common Voting Stock beneficially owned as of March 1, 1995, by each director and each nominee for election as a director of the Company, by each named executive, and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown therein as being beneficially owned by them.

      NAME OF INDIVIDUAL                                          COMMON
     OR NUMBER OF PERSONS            CLASS A                      VOTING
           IN GROUP                COMMON STOCK     PERCENT       STOCK        PERCENT
- -------------------------------    ------------     -------     ----------     -------
William R. Burleigh(1)                  32,515           *              --         --
John H. Burlingame(2)                        0          --              --         --
David R. Huhn(3)                           500           *              --         --
Lawrence A. Leser(4)                    34,240           *              --         --
Daniel J. Meyer                            300           *              --         --
Nicholas B. Paumgarten(5)                3,250           *              --
Charles E. Scripps(2)(6)                39,680           *              --         --
Paul K. Scripps(7)                     189,097           *       1,616,113        8.0%
Robert P. Scripps(2)                         0          --              --         --
Daniel J. Castellini(8)                 24,735           *              --         --
Paul F. (Frank) Gardner(9)              26,974           *              --         --
Craig C. Standen(10)                    11,355           *              --         --
All directors and executive
  officers as a group
  (18 persons)(11)                  33,000,116        55.3%     17,656,113       87.5%

- ---------------

* Shares owned represent less than one percent of the outstanding shares of such class of stock.

  (1) The shares listed for Mr. Burleigh do not include 165,000 shares of Class A Common Stock underlying exercisable options held by him.

  (2) This person is a Trustee of the Trust and has the power, together with the other Trustees of the Trust, to vote and dispose of the 32,610,000 shares of Class A Common Stock and the 16,040,000 shares of Common Voting Stock of the Company held by the Trust. Messrs. Charles E. Scripps and Robert P. Scripps have a life income interest in the Trust. Mr. Burlingame disclaims any beneficial interest in the shares held by the Trust.

  (3) The shares listed for Mr. Huhn are held jointly with his wife.

  (4) The shares listed for Mr. Leser include 5,500 shares of Class A Common Stock owned by his wife and 640 shares of Class A Common Stock owned by one of his children. Mr. Leser disclaims any beneficial interest in these shares. The shares listed do not include 285,500 shares of Class A Common Stock underlying exercisable options held by Mr. Leser.

  (5) The shares listed for Mr. Paumgarten include 2,000 shares of Class A Common Stock held in trusts for the benefit of Mr. Paumgarten's sons, and 850 shares owned by his wife. Mr. Paumgarten is the sole trustee of the aforesaid trusts. Mr. Paumgarten disclaims beneficial ownership of the shares held in such trusts and the shares owned by his wife.

  (6) The shares listed for Mr. Charles E. Scripps include 300 shares of Class A Common Stock owned by his wife. Mr. Scripps disclaims any beneficial interest in these shares.

  (7) The shares listed for Mr. Paul K. Scripps include 119,520 shares of Common Voting Stock and 400 shares of Class A Common Stock held in various trusts for the benefit of certain relatives of Paul K. Scripps and 100 shares of Class A Common Stock owned by his wife. Mr. Scripps is a trustee of the aforesaid trusts. Mr. Scripps disclaims beneficial ownership of the shares held in such trusts and the shares owned by his wife. The shares listed also include 1,445,453 shares of Common Voting Stock and 188,497 shares of Class A Common Stock held by five trusts of which Mr. Scripps is a trustee. Mr. Scripps is the sole beneficiary of one of such trusts, holding 349,018 shares of Common Voting Stock and 47,124 shares of Class A Common Stock. He disclaims beneficial ownership of the shares held in the other four trusts.

  (8) The shares listed for Mr. Castellini include 1,000 shares of Class A Common Stock owned by his wife. Mr. Castellini disclaims any beneficial interest in these shares. The shares listed for Mr. Castellini do not include 109,000 shares of Class A Common Stock underlying exercisable options held by him.

  (9) The shares listed for Mr. Gardner do not include 56,500 shares of Class A Common Stock underlying exercisable options held by him.

 (10) The shares listed for Mr. Standen include 180 shares held by Mr. Standen as custodian for the benefit of his children. Mr. Standen disclaims any beneficial interest in these shares. The shares listed for Mr. Standen do not include 40,275 shares of Class A Common Stock underlying exercisable options held by him.

 (11) The shares listed include 32,610,000 shares of Class A Common Stock and 16,040,000 shares of Common Voting Stock of the Company owned by the Trust.

                      REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

THE COMMITTEE

     This report is submitted by the members of the Compensation Committee, Messrs. Daniel J. Meyer, Charles E. Scripps and David R. Huhn. The Committee makes decisions on the compensation of the Company's senior executives. All Committee actions are reviewed by the Board of Directors of The E.W. Scripps Company.

     Mr. Meyer and Mr. Huhn are independent directors and have no "interlocking" relationships as defined by the Securities and Exchange Commission. Mr. Scripps is Chairman of the Company's Executive Committee and Chairman of the Board of Trustees of The Edward W. Scripps Trust. In August 1994, Mr. Scripps resigned as Chairman of the Board of Directors of the Company and retired from the Company. His retirement terminated an employment agreement with the Company. For additional information concerning this agreement, please see "Information Concerning the Board of Directors and its Committees--Compensation of Directors."

     To evaluate the appropriateness of the Company's compensation program, the Committee from time to time retains the services of Independent Consulting Resources, Inc., the Company's compensation consultant.

PHILOSOPHY

     The E.W. Scripps Company's compensation policy for senior officers and certain other executives is designed to attract and retain a highly qualified management team. The Company supports a pay-for-performance program designed to motivate executives to achieve target operating results set forth in the Company's strategic plan and to reward them for accomplishing these targets. A primary objective of the policy is to ensure that the compensation provided to the senior managers is linked to the Company's business strategies, thereby aligning the financial interests of these executives with those of the Company's shareholders.

     The compensation program is reviewed annually and is comprised primarily of cash compensation, including salary and annual bonus, and grants of restricted stock and non-qualified stock options under the Company's 1987 Long-Term Incentive Plan. The Company believes its compensation policy is fair to both its employees and its shareholders and is competitive within the industry. Additionally, the Company's compensation philosophy serves to strengthen and reinforce the Company's Statement of Purpose.

THE E.W. SCRIPPS COMPANY'S STATEMENT OF PURPOSE

     The Company aims at excellence in the products and services it produces and responsible service to the communities in which it operates. The Company's purpose is to continue to engage in successful, growing enterprises in the fields of information and entertainment. The Company intends to expand, to develop and acquire new products and services, and to pursue new market opportunities. Its focus shall be long-term growth for the benefit of its shareholders and employees.

COMPONENTS OF THE COMPENSATION PROGRAM

     BASE SALARY

     The Company participates annually in the Towers Perrin Media Industry Compensation Survey (the "Survey"), which is widely used in its industry and gives relevant compensation information on executive positions. The Company strives to place fully competent and high performing executives at the median level of compensation no later than two to three years after attaining their position. The 75th percentile may be in reach for exceptional performers. Actual base salaries for the Chief Executive Officer and other named executives during the last fiscal year were consistent with this policy. None of the named executives have employment contracts with the Company.

     The Survey provides compensation analyses for executives in the media industry based on revenues, industry segments (e.g., publishing, broadcasting, cable) and market type and size. The statistical information, including revenues and compensation levels, provided by Survey participants is utilized by the Survey to develop statistical equations based on revenues, industry segments and markets. These equations, along with other data, are used by the Company to determine the median and other levels of compensation of executives of media companies with profiles comparable to those of the Company.

     The field of Survey participants is drawn from six major media areas: newspaper publishing, television stations, radio stations, cable systems, magazine publishing and book and information publishing. In the most recent Survey, there were approximately 75 participants, which included all of the corporations in the Company's peer group index. In studying compensation practices at comparable companies, the Company does not believe it should limit itself to only reviewing compensation practices of the companies designated in its peer group since it could compete for executive talent with a much broader group of communications companies.

     In deciding if an annual base salary increase is appropriate for a specific executive, several factors are taken into account. These factors include an examination of the compensation guidelines suggested by the Survey, an evaluation of the responsibilities of the executive's position, consideration of the executive's contributions to the Company during the year and over the course of his employment by the Company, and a review of the Company's overall corporate performance during the year. This review of corporate performance does not follow a specific format, but rather involves the Committee's consideration of the Company's financial performance and achievement of strategic objectives. None of these factors are assigned specific weights. Rather, the Committee's analysis is based on its view of the aggregate impact of these factors.

     Mr. Lawrence A. Leser was elected Chairman of the Company in August 1994. He retains the position of Chief Executive Officer, which he has held since 1985. As reflected in the Summary Compensation Table, Mr. Leser received a $20,000 (3.17%) annual base salary increase in 1994. Effective January 1, 1995, Mr. Leser's annual salary was increased to $675,000, a 3.85% increase over his 1994 annual base pay. According to the Survey, Mr. Leser's salary places him between the median and the 75th percentile for his job position. The adjustment in Mr. Leser's salary was based on a review of the Survey guidelines and on a review of his contributions to the Company in achieving its financial, operational and strategic goals. The Committee also considered Mr. Leser's individual performance during the last fiscal year, the initiatives and programs he has put in place and his long-term contributions to the success of the Company. Particularly, the Committee noted that during 1994 Mr. Leser was elected to the position of Chairman of the Board of Directors and that he played a significant role in the Company's acquisition of the minority interest in Scripps Howard Broadcasting Company, now a wholly owned subsidiary of the Company. Additionally, with his leadership the Company was able to reach an agreement to acquire Bagwell Communications/Cinetel Productions, one of the country's largest independent producers of cable television programming, and to complete the sale of the copyrights and syndication and licensing rights for "Garfield" to a company owned by the creator of "Garfield". The Committee also recognized Mr. Leser's important contributions during two key events affecting the Company's television division. The Company had three television stations which were affiliated with the Fox network when Fox in an unanticipated announcement moved its television programming to competing television stations. The Company, however, was able to secure other major network affiliations and accepted the challenge to create three brand new, full-scale news operations. Mr. Leser was also instrumental in negotiations with respect to a historic ten-year television station affiliation agreement entered into in 1994 between the Company and Capital Cities/ABC, Inc.

     Three of the remaining four named executives were also eligible, based on the criteria noted above, for base salary increases effective January 1, 1995. These increases were recommended by the Chief Executive Officer and were consistent with the Company's compensation philosophy. One named executive did not receive a base salary increase effective January 1, 1995 because he had received a salary increase in August 1994 when he was elected an officer of the Company.

     ANNUAL BONUS

     The annual bonus plan promotes the Company's pay-for-performance philosophy by providing executives with an opportunity to earn annual cash bonuses based on the achievement of specific performance goals. In 1994, the Company used two performance measures, the achievement of operating cash flow targets and an earnings-per-share target. In setting these targets, the Committee took into account the importance of earnings growth to the Company. The operating cash flow target in each individual's bonus plan was based on his particular area of responsibility. The Committee believes that linking executive compensation to an earnings-per-share target directly ties the executive's interests and rewards to those of its shareholders.

     The Chief Executive Officer's maximum bonus opportunity in 1994 was 80% of his base salary. Determining if he would earn this maximum bonus amount was a matter of ascertaining whether or not the preestablished goals were achieved. If the Company's earnings-per-share target was met, Mr. Leser would receive 40% of his maximum bonus amount. If the Company's consolidated operating cash flow target was met, Mr. Leser would receive the remaining 60% of his maximum bonus amount. If either performance target was not met, the plan would pay a significantly lesser amount. In fact, if either goal was only 93% attained, no bonus amount attributable to that performance goal would be paid. In 1994, the Company attained its earnings-per-share and operating cash flow goals, which resulted in Mr. Leser's earning 100% of his maximum bonus potential.

     The 1994 annual bonus plans for each of the remaining named executives were based on the same criteria as that of Mr. Leser's, with the exception that Mr. Gardner's and Mr. Standen's operating cash flow goals were not based on the consolidated number, but on an operating cash flow goal for their areas of responsibility. For those executives at the Senior Vice President level, their maximum bonus award was 40% of their base salary. The President's bonus opportunity was 50% of his annual base salary. The operating cash flow goal for the President's 1994 bonus plan was based 50% on the newspaper division's attainment of its goal, because that was his primary area of concentration during the first part of 1994, and 50% on the consolidated operating cash flow projection. The performance measures were attained and these named executives received 100% of their maximum bonus award for 1994.

     The annual bonus plans do not contain a provision for additional compensation should the actual financial results exceed the planned financial goals. Had the 1994 bonus plans contained this type of provision, Mr. Leser and the other named executives would have received an additional bonus award for the fiscal period ending December 1994 because the Company surpassed both its consolidated operating cash flow and earnings-per-share goals.

     The applicable bonus opportunities for the named executives were consistent with past Company practice. The percentages of base salary were established based on the Survey guidelines and on competitive compensation data validated by the Company's compensation consultant. The bonus amount is payable on an annual basis, although executives may elect to defer payment of the bonus until retirement or another predetermined date.

     LONG-TERM INCENTIVES

     The committee endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and shareholders' interest in the enhancement of shareholder value. In 1987, the Company adopted a Long-Term Incentive Plan (the "Plan"). Eligible participants include the senior executives and selected corporate executive managers and key employees at the Company's operating units. Although the Plan allows for several different types of stock-based awards, to date only two types of awards have been granted: 1) stock options, which represent a right to purchase shares of the Company's Class A Common Stock at the fair market value per share as of the date the option is granted, and 2) restricted stock, which represents shares of Class A Common Stock of the Company which the recipient cannot sell until the applicable restriction period lapses and which are subject to forfeiture.

     Restricted Stock. Generally executives receive restricted stock awards with a three-year vesting period when they first attain an executive position. When executives are promoted to new positions or assume additional responsibility, they may be granted additional restricted stock awards. The grants are intended to increase management's ownership interest in the Company. When awarding the shares of restricted stock, consideration is not given to the total number of shares of restricted stock outstanding.

     Of the named executives, Mr. Burleigh, Mr. Gardner and Mr. Standen received restricted stock awards in 1994. Mr. Standen was first elected an officer of the Company in 1994. The Committee believes that his restricted stock award is an appropriate incentive in light of his new responsibilities. Mr. Burleigh's and Mr. Gardner's awards were based on their acceptance of additional responsibilities which relate to the creation of the Company's entertainment division.

This division launched a new cable network in 1994, and oversees the development of a new production company. The Committee believes that these awards are appropriate incentives to help ensure the success of the Company's newest division. The size of the restricted stock awards was determined in consultation with the Company's compensation consultant and by analyzing equity awards made in similar situations at other companies. The restricted stock is subject to a three-year vesting period, and the benefits (other than dividends paid) will be forfeited if the officer leaves the Company prior to the end of such three-year period for any reason other than death, disability, or retirement, unless the Committee, in its sole discretion, determines otherwise.

     Stock Options. Generally executives receive a stock option award with their restricted stock award when they first attain an executive position. Since 1990, the Company has also made annual stock option awards to executives. The purpose of this annual grant of non-qualified stock options is to further link executive compensation with the long-term financial performance of the Company and to give the executive a stake similar to that of the Company's shareholders. Stock options are granted at not less than the fair market value of the Company's Class A Common Stock on the date of the grant. Therefore, the stock options have value only if the stock price appreciates following the date of the award. For this reason, the Company continues to believe that stock option grants are a valuable motivating tool.

     The 1994 stock option awards were consistent with the Company's past practice in granting awards to all managers in executive positions. Additionally, the size of the 1994 awards to the named executives was consistent with the size of the option awards granted to other key employees. Past awards to named executives were higher at times than the awards to other key employees, based on the Committee's interest in increasing executives' ownership interest in a Company that had only been publicly held for a short time. The Committee believes that that objective is progressing well. The 1994 awards were based on a multiple of base pay, using approximately two times salary. This resulted in the Chief Executive Officer being awarded an option to purchase 40,000 shares, based on just less than two times his base salary. The other named executives also received option awards based on these salary guidelines.

RESPONSE TO OMNIBUS BUDGET RECONCILIATION ACT OF 1993

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid in any one year to a company's Chief Executive Officer or any of its four other most highly compensated executives. In 1994, the stockholders approved amendments to the Company's Long-Term Incentive Plan so that certain performance-based compensation under that plan could comply with the deduction limitation. The Company did not lose a deduction in 1994 as a result of the deduction limit. The Committee continually examines ways to maximize the deductibility of executive compensation.

     The compensation tables which follow are intended to better enable our shareholders to understand the compensation practices of the Company. We invite shareholder comments, which may be sent to the Company's Corporate Secretary, M. Denise Kuprionis.

                                            The Compensation Committee

                                            Daniel J. Meyer, Chairman
                                            Charles E. Scripps
                                            David R. Huhn

SUMMARY COMPENSATION TABLE

     The following table sets forth information regarding the compensation earned by, paid to and awarded to the Company's Chief Executive Officer, and each of the Company's four other most highly compensated executive officers, during each of the Company's last three fiscal years.

                                                                         LONG-TERM COMPENSATION
                                                                  ------------------------------------
                                                                           AWARDS
                                                                  ------------------------    PAYOUTS        ALL
                                                                  RESTRICTED    SECURITIES    --------      OTHER
                                         ANNUAL COMPENSATION        STOCK       UNDERLYING      LTIP       COMPEN-
          NAME AND                      ---------------------      AWARD(S)      OPTIONS/     PAYOUTS      SATION
     PRINCIPAL POSITION        YEAR      SALARY       BONUS          (1)         SARS (#)       (2)          (3)
- ----------------------------   ----     --------     --------     ----------    ----------    --------     -------
Lawrence A. Leser              1994     $650,000     $520,000             0        40,000     $     0      $4,500
Chairman and Chief             1993      630,000      250,000             0       140,000      76,000       7,075
Executive Officer              1992      615,000      369,000             0        31,500     119,616       6,866
William R. Burleigh            1994     $423,333     $211,667      $180,780        30,000     $     0      $4,500
President and Chief            1993      400,000      100,000             0        75,000      21,600       7,075
Operating Officer              1992      380,000      190,000             0        16,000      33,600       6,866
Paul F. (Frank) Gardner        1994     $330,000     $132,000      $376,625        25,000     $     0      $4,500
Senior Vice President/         1993      225,000      120,000       413,925        56,500           0       6,000
Broadcasting(4)
Daniel J. Castellini           1994     $325,000     $130,000             0        20,000     $     0      $4,500
Senior Vice President/         1993      325,000       85,000             0        48,000      26,208       7,075
Finance and Administration     1992      312,000      124,800             0        11,000      37,632       6,866
Craig C. Standen               1994     $310,000     $103,833      $210,975        20,000     $     0      $4,500
Senior Vice President/
Corporate Development(5)

- ---------------

(1) The aggregate number and value of restricted stock holdings for each named executive officer as of the end of 1994 were as follows: Mr. Leser held 8,683 shares with a value of $259,448; Mr. Burleigh held 10,470 shares with a value of $312,844; Mr. Gardner held 26,000 shares with a value of $776,880; Mr. Castellini held 2,937 shares with a value of $87,758; Mr. Standen held 9,500 shares, with a value of $283,860. Dividends were paid during 1994 on the shares of restricted stock held by each named executive officer at a rate of eleven cents per share per quarter, except that Mr. Burleigh and Mr. Gardner did not receive any dividends in 1994 for their 1994 awards and Mr. Standen received only a fourth quarter dividend as a result of his 1994 award.

(2) Represents compensation paid pursuant to the Company's Medium Term Bonus Plan. This Plan terminated in 1991. The final vesting period, with respect to contingent awards outstanding under the Plan, was December 1993.

(3) Represents compensation paid pursuant to the Company's Media Savings and Thrift Plan.

(4) Mr. Gardner was elected to the position of Senior Vice
    President/Broadcasting on April 1, 1993. The compensation reported for 1993 reflects his actual 1993 earnings. Mr. Gardner was not an employee in 1992.

(5) Mr. Standen was elected an executive officer of the Company in August 1994. Prior to this appointment he was a Vice President of a subsidiary of the Company. The compensation reported for 1994 reflects his actual 1994 earnings.

OPTION/SAR GRANTS IN 1994

     The following table sets forth certain information regarding options for shares of Class A Common Stock granted in 1994 under the Company's Long-Term
Incentive Plan.

                                                                                               POTENTIAL REALIZABLE
                                                 INDIVIDUAL GRANTS                                   VALUE AT
                            -----------------------------------------------------------           ASSUMED ANNUAL
                             NUMBER OF           % OF                                                RATES OF
                             SECURITIES         TOTAL                                              STOCK PRICE
                             UNDERLYING      OPTIONS/SARS       EXERCISE                         APPRECIATION FOR
                            OPTIONS/SARS      GRANTED TO         OR BASE        EXPIRA-            OPTION TERM
                              GRANTED         EMPLOYEES           PRICE          TION       --------------------------
          NAME                (#) (1)          IN 1994           ($/SH)          DATE         5%($)          10%($)
- ------------------------    ------------     ------------     -------------     -------     ----------     -----------
Lawrence A. Leser               40,000            8.36%              $30.13       2004      $  758,000     $ 1,921,000
William R. Burleigh             30,000            6.27%              $30.13       2004      $  568,000     $ 1,441,000
Paul F. (Frank) Gardner         25,000            5.22%              $30.13       2004      $  474,000     $ 1,200,000
Daniel J. Castellini            20,000            4.18%              $30.13       2004      $  379,000     $   960,000
Craig C. Standen                20,000            4.18%              $30.13       2004      $  379,000     $   960,000
All other key employees        343,500           71.79%       $27.38-$30.13       2004      $6,500,000     $16,473,000

- ---------------

(1) Each of the 1994 option grants to the named executives was awarded on December 9, 1994 and will be 100% exercisable on and after December 9, 1995. The total option shares granted to all key employees in 1994 was 478,500.

AGGREGATED OPTION/SAR EXERCISES IN 1994 AND FY-END OPTION/SAR VALUES

     The following table sets forth certain information regarding the number and value of options for shares of Class A Common Stock held by the named executives at December 31, 1994. None of these executives exercised any options during 1994.

                                     NUMBER OF SECURITIES                  VALUE OF
                                    UNDERLYING UNEXERCISED                UNEXERCISED
                                   OPTIONS/SARS AT 12/31/94              IN-THE-MONEY
                                              (#)                   OPTIONS AT 12/31/94 ($)
                                   -------------------------       -------------------------
              NAME                 EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
- --------------------------------   -------------------------       -------------------------
Lawrence A. Leser                        285,500/52,000               $ 1,547,000/144,000
William R. Burleigh                      165,000/40,000               $   944,000/120,000
Paul F. (Frank) Gardner                   56,500/25,000               $          90,000/0
Daniel J. Castellini                     109,000/25,000               $   632,000/ 60,000
Craig C. Standen                          40,275/26,000               $   337,000/ 72,000

STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total return on the Company's Class A Common Stock, assuming an initial investment of $100 as of December 31, 1989, and based on the market prices at the end of each year and assuming reinvestment of dividends, with the cumulative total return of the Standard & Poor's Composite-500 Stock Index and an index based on a peer group of media companies.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)           S&P 500         SCRIPPS       MEDIA INDEX
1989                                       100             100             100
1990                                        97              72              79
1991                                       126             104              94
1992                                       136             109             108
1993                                       150             123             123
1994                                       152             137             115

                1989     1990     1991     1992     1993     1994
                ----     ----     ----     ----     ----     ----
S&P 500         $100     $97      $126     $136     $150     $152
- -----------------------------------------------------------------
Scripps         $100     $72      $104     $109     $123     $137
- -----------------------------------------------------------------
Media Index     $100     $79      $ 94     $108     $123     $115

- ---------------

(1) The Companies in the peer group index are A.H. Belo Corporation, Gannett Co. Inc., Knight-Ridder, Inc., Multimedia, Inc., The New York Times Company, Times Mirror Company, Tribune Company, and the Washington Post Company. The index is weighted based on market capitalization at December 31, 1989. The companies included in the peer group were approved by the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Daniel J. Meyer, Charles E. Scripps and David R. Huhn are the members of the Company's compensation committee.

     Mr. Meyer and Mr. Huhn also serve as directors of Scripps Howard, Inc. ("SHI"), which is a wholly owned subsidiary of the Company, and are both members of the audit committee of the Company.

     Mr. Lawrence A. Leser, Chairman and Chief Executive Officer and a director of the Company, is also Chairman and Chief Executive Officer of SHI, and a member of the executive committee of each.

     Mr. Charles E. Scripps is Chairman of the Executive Committee of the Company's Board of Directors and Chairman of the Executive Committee of the Board of Directors of SHI. Mr. Scripps resigned as Chairman of the Company in August 1994.

     Mr. Charles E. Scripps and Mr. Robert P. Scripps are general partners in Jefferson Building Partnership (the "Jefferson Partnership"), which was formed in 1984. The Albuquerque Publishing Company, which is the Company's 50% owned partnership that operates The Albuquerque Tribune under a joint operating agreement, leases the facilities for The Albuquerque Tribune from a partnership controlled in part by the Jefferson Partnership. This lease terminates in 2004. Total rent under the lease for 1994 was approximately $1,839,000. The Albuquerque Publishing Company has an option to purchase the property that is exercisable until 2034. The purchase price will be equal to 7.7 times the basis rent for the lease year in which the property is purchased. The parties to the Albuquerque joint operating agreement lease the land on which the Albuquerque facilities are situated to the Jefferson Partnership under a lease terminating in 2034 and providing for rent of $150,000 per year, subject to certain adjustments for inflation. The Jefferson Partnership has subleased the land to the Albuquerque Publishing Company as part of the facilities lease arrangement described above.

     Mr. Scripps is a Trustee of The Edward W. Scripps Trust. On January 18, 1994, The Edward W. Scripps Trust loaned the Company the sum of $29,000,000 at an interest rate of 3.25%. The Company repaid the loan on April 15, 1994 with interest of $227,771.

     For 1995 Mr. Scripps is expected to continue to serve as a Trustee of The Edward W. Scripps Trust. As a trustee, Mr. Scripps shares the power, together with the other two trustees, to vote and dispose of the 32,610,000 shares of Class A Common Stock and 16,040,000 shares of Common Voting Stock of the Company held by the Trust. Mr. Scripps has a life income interest in the Trust. See "Security Ownership of Certain Beneficial Owners."

PENSION PLAN

     The Company's executive officers and substantially all other non-union employees of the Company are participants in a non-contributory defined benefit pension plan maintained by the Company (the "Pension Plan"). Contributions to the Pension Plan are based on separate actuarial computations for each business unit and are made by the business unit compensating the particular individual.

                                                   YEARS OF SERVICE
                         --------------------------------------------------------------------
     REMUNERATION        15 YEARS       20 YEARS       25 YEARS       30 YEARS       35 YEARS
- ----------------------   --------       --------       --------       --------       --------
$  300,000............   $ 55,000       $ 74,000       $ 92,000       $111,000       $129,000
   400,000............     74,000         99,000        123,000        148,000        173,000
   500,000............     93,000        124,000        155,000        186,000        217,000
   600,000............    112,000        149,000        186,000        223,000        260,000
   700,000............    130,000        174,000        217,000        261,000        304,000
   800,000............    149,000        199,000        248,000        298,000        348,000
   900,000............    168,000        224,000        280,000        336,000        392,000
 1,000,000............    187,000        249,000        311,000        373,000        435,000
 1,500,000............    280,000        374,000        467,000        561,000        654,000

     The above table shows the annual normal retirement benefits which, absent the maximum benefit limitations (the "Benefit Limitations") imposed by Section 415(b) of the Internal Revenue Code of 1986, as amended (the "Code"), would be payable pursuant to the Pension Plan upon retirement at age 65 (based upon the 1995 social security integration level under the Pension Plan), pursuant to a straight life annuity option, for employees in the compensation ranges specified and under various assumptions with respect to average final annual compensation and years of credited services.

     In general, the Benefit Limitations limit the annual retirement benefits that may be paid pursuant to the Pension Plan to $120,000 (subject to further cost-of-living increases promulgated by the United States Secretary of the Treasury). The Company supplements payments under the Pension Plan with direct pension payments equal to the amount, if any, by which the benefits that otherwise would be payable under the Pension Plan exceed the benefits that are permitted to be paid under the Benefit Limitations. Annual normal retirement benefits are computed at the rate of 1% of average final annual compensation up to the applicable social security integration level plus 1.25% of average final annual compensation in excess of the social security integration level, multiplied by the employee's years of credited service. An employee's benefits are actuarially adjusted if paid in a form other than a life annuity.

     An employee's average final compensation is the average annual amount of his pensionable compensation (generally salary and bonus, excluding any compensation pursuant to the Medium Term Bonus Plan, the Media Savings & Thrift Plan and any other annual or long-term compensation reflected in the Summary Compensation Table) for service during the five consecutive years within the last ten years of his employment for which his total compensation was greatest. The employee's years of credited service equal the number of years of his employment with the Company (subject to certain limitations). As of December 31, 1994, the years of credited service of the individuals named in the cash compensation table are as follows: Mr. Leser--27; Mr. Burleigh--38; Mr. Castellini--24; Mr. Standen--4; Mr. Gardner--10.

                              CERTAIN TRANSACTIONS

SCRIPPS FAMILY AGREEMENT

     General. The Company and certain persons and trusts are parties to an agreement (the "Scripps Family Agreement") restricting the transfer and governing the voting of shares of Common Voting Stock that such persons and trusts may acquire or own at or after the termination of the Trust. Such persons and trusts (the "Signatories") consist of certain grandchildren of Robert Paine Scripps who are beneficiaries of the Trust, descendants of John P. Scripps, and certain trusts of which descendants of John P. Scripps are trustees and beneficiaries. Robert Paine Scripps and John P. Scripps were sons of the founder of the Company.

     If the Trust were to have terminated as of March 1, 1995, the Signatories would have held in the aggregate approximately 85% of the outstanding shares of Common Voting Stock as of such date.

     Once effective, the provisions restricting transfer of shares of Common Voting Stock under the Scripps Family Agreement will continue until twenty-one years after the death of the last survivor of the descendants of Robert Paine Scripps and John P. Scripps alive when the Trust terminates. The provisions of the Scripps Family Agreement governing the voting of Common Voting Stock will be effective for a ten year period after termination of the Trust and may be renewed for additional ten year periods pursuant to Delaware law and certain provisions set forth in the Agreement.

     Transfer Restrictions. No Signatory will be able to dispose of any shares of Common Voting Stock (except as otherwise summarized below) without first giving other Signatories and the Company the opportunity to purchase such shares. Signatories will not be able to convert shares of Common Voting Stock into shares of Class A Common Stock except for a limited period of time after giving other Signatories and the Company the aforesaid opportunity to purchase and except in certain other limited circumstances.

     Signatories will be permitted to transfer shares of Common Voting Stock to their lineal descendants or trusts for the benefit of such descendants, or to any trust for the benefit of such a descendant, or to any trust for the benefit of the spouse of such descendant or any other person or entity. Descendants to whom such shares are sold or transferred outright, and trustees of trusts into which such shares are transferred, must become parties to the Scripps Family Agreement or such shares shall be deemed to be offered for sale pursuant to the Scripps Family Agreement. Signatories will also be permitted to transfer shares of Common Voting Stock by testamentary transfer to their spouses provided such shares are converted to Class A Common Stock and to pledge such shares as collateral security provided that the pledgee agrees to be bound by the terms of the Scripps Family Agreement. If title to any such shares subject to any trust is transferred to anyone other than a descendant of Robert Paine Scripps or John P. Scripps, or if a person who is a descendant of Robert Paine Scripps or John P. Scripps acquires outright any such shares held in trust but is not or does not become a party to the Scripps Family Agreement, such shares shall be deemed to be offered for sale pursuant to the Scripps Family Agreement. Any valid transfer of shares of Common Voting Stock made by Signatories without compliance with the Scripps Family Agreement will result in automatic conversion of such shares to Class A Common Stock.

     Voting Provisions. The Scripps Family Agreement provides that the Company will call a meeting of the Signatories prior to each annual or special meeting of the stockholders of the Company held after termination of the Trust (each such meeting hereinafter referred to as a "Required Meeting"). At each Required Meeting, the Company will submit for decision by the Signatories each matter, including election of directors, that the Company will submit to its stockholders at the annual meeting or special meeting with respect to which the Required Meeting has been called. Each Signatory will be entitled, either in person or by proxy, to cast one vote for each share of Common Voting Stock owned of record or beneficially by him on each matter brought before the meeting. Each Signatory will be bound by the decision reached with respect to each matter brought before such meeting, and, at the related meeting of the stockholders of the Company, will vote his shares of Common Voting Stock in accordance with decisions reached at the meeting of the Signatories.

JOHN P. SCRIPPS NEWSPAPERS

     In connection with the merger in 1986 of the John P. Scripps Newspaper Group ("JPSN") into a wholly owned subsidiary of the Company (the "JPSN Merger"), the Company and The Edward W. Scripps Trust entered into certain agreements discussed below.

     JPSN Board Representation Agreement. The Edward W. Scripps Trust and John
P. Scripps entered into a Board Representation Agreement dated March 14, 1986 in connection with the JPSN Merger. Under this agreement, the surviving adult children of Mr. Scripps who are stockholders of the Company have the right to designate one person to serve on the Company's Board of Directors so long as they continue to own in the aggregate 25% of the sum of (i) the shares issued to them in the JPSN Merger and (ii) the shares received by them from John P. Scripps' estate. In this regard, The Edward W. Scripps Trust has agreed to vote its Common Voting Stock in favor of the person designated by John P. Scripps' children. Pursuant to this agreement, Paul K. Scripps currently serves on the Company's Board of Directors and is a nominee for election at the Annual Meeting. The Board Representation Agreement terminates upon the earlier of the termination of The Edward W. Scripps Trust or the completion of a public offering by the Company of Common Voting Stock.

     Stockholder Agreement. The former stockholders of the John P. Scripps Newspaper Group, including John P. Scripps and Paul K. Scripps, entered into a Stockholder Agreement with the Company in connection with the JPSN Merger. This agreement restricts to certain transferees the transfer of Common Voting Stock received by such stockholders pursuant to the JPSN Merger. These restrictions on transfer will terminate on the earlier of the termination of The Edward W. Scripps Trust or completion of a public offering of Common Voting Stock. Under the agreement, if a stockholder has received a written offer to purchase 25% or more of his shares of Common Voting Stock, the Company has a "right of first refusal" to purchase such shares on the same terms as the offer. On the death of any of these stockholders, the Company is obligated to purchase from the stockholder's estate a sufficient number of shares of the common stock of the Company to pay federal and state estate taxes attributable to all shares included in such estate; this obligation expires in 2006. Under certain other circumstances, such as bankruptcy or insolvency of a stockholder, the Company has an option to buy all shares of common stock of the Company owned by such stockholder. Under the agreement, stockholders owning 25% or more of the outstanding shares of Common Voting Stock issued pursuant to the JPSN Merger may require the Company to register shares of Common Voting Stock (subject to the right of first refusal mentioned above) under the Securities Act of 1933 for sale at the stockholders' expense in a public offering. In addition, the former stockholders of the John P. Scripps Newspaper Group will be entitled, subject to certain conditions, to include shares of Common Voting Stock (subject to the right of first refusal) that they own in any registered public offering of shares of the same class by the Company. The registration rights expire three years from the date of a registered public offering of shares of Common Voting Stock.

OTHER TRANSACTIONS

     For information concerning certain transactions which involve Mr. Charles
E. Scripps and Mr. Robert P. Scripps, see "Compensation Committee Interlocks and Insider Participation" and "Security Ownership of Certain Beneficial Owners and Management--Security Ownership of Certain Beneficial Owners."

     Mr. John H. Burlingame is the Executive Partner of Baker & Hostetler, which is general counsel to the Company and to The Edward W. Scripps Trust (the "Trust"). Baker & Hostetler performed legal services for the Company and the Trust in 1994 and is expected to perform such services in 1995. In 1994, the Company and the Trust paid $7,936,000 in legal fees to Baker & Hostetler.

     Mr. Nicholas B. Paumgarten is a Managing Partner of J.P. Morgan & Co. Incorporated ("J.P. Morgan"). Morgan Guaranty Trust Company of New York (an affiliate of J.P. Morgan) is a lender to the Company under its Competitive Advance/Revolving Credit Agreement. Another affiliate of J.P. Morgan, J.P. Morgan Securities Inc., performed investment banking services for the Company during 1994 and is expected to perform investment banking services for the Company in the current year.

                                   PROPOSAL 2
           ADOPTION OF A STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
          ELECTED BY THE HOLDERS OF THE COMPANY'S CLASS A COMMON STOCK

GENERAL

     There will be submitted at the Annual Meeting for action by the holders of Common Voting Stock a proposal to adopt a stock option plan for directors elected by the holders of the Company's Class A Common Stock (the "Plan"). The proposed Plan was discussed by the Compensation Committee and has been approved by the Board of Directors of the Company. The following summary of the material provisions of the Plan is qualified by reference to the Plan, a copy of which is on file with the Securities & Exchange Commission.

     The name of the Plan is The E.W. Scripps Company 1994 Non-Employee Directors' Stock Option Plan. Its purpose is to strengthen the alignment of interests between non-employee Directors and the shareholders of the Company through the increased ownership by such Directors of shares of the Company's Class A Common Stock. The total number of shares of Class A Common Stock of the Company that may be made subject to options awarded under the Plan is 50,000. Participation is limited to non-employee directors of the Company elected by the holders of the Company's Class A Common Stock.

     Under the Plan, each qualified director shall receive a one-time non-qualified stock option for 5,000 shares of Class A Common Stock at the time of initial election. At the implementation of this Plan, effective December 9, 1994, each of the three non-employee directors currently in office received an option for 5,000 shares of Class A Common Stock, subject to the approval of the Plan by the holders of the Common Voting Stock. At December 31, 1994, and March 1, 1995, the fair market value of the shares underlying these options was less than their fair market value at the time the awards were granted.

     The exercise price of each option granted under the Plan shall be equal to the fair market value of a share of Class A Common Stock on the date that the option is granted. Options may be exercised in whole or in part upon payment of the exercise price in cash or in shares of Class A Common Stock previously acquired or a combination of cash and such shares. The Plan also provides for "cashless exercise" of options pursuant to which a Plan participant pays the exercise price of his options by selling all or part of the underlying common shares.

     The stock options granted under the Plan to the current non-employee directors of the Company shall become exercisable on December 9, 1995. The term of these options shall expire on December 8, 2004. All other stock options granted under the Plan shall be exercisable on the first anniversary of the recipient's election as a director by the holders of Class A Common Stock and shall have terms of ten years from the date of grant.

     Options granted under the Plan are not transferable except as permitted by applicable law. The Plan provides for appropriate adjustments in the number and kind of shares reserved for issuance under the Plan or covered by options granted under the Plan and in the exercise price of outstanding options in the event of the reorganization, stock split, merger, or other change in corporate structure of the Company. Assuming approval of the Plan by the requisite vote of the holders of Common Voting Stock, the Plan and the options granted to current non-employee directors will become effective as of December 9, 1994, and the Plan will continue in effect until its expiration on December 9, 2004. Options outstanding under the Plan at the expiration of the Plan will continue in effect until the expiration of their respective terms.

FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

     The following is a summary of the federal income tax consequences of transactions under the Plan.

     Non-Qualified Stock Options. With respect to non-qualified stock options generally, (a) no income is realized by the optionee at the time the option is granted, (b) upon exercise of the option, the optionee realizes ordinary income in an amount equal to the excess, if any, of the fair market value of the shares of Class A Common Stock on the date of exercise over the option price paid for the shares, and the Company is entitled to a tax deduction in the amount of ordinary income realized (provided that applicable reporting requirements are satisfied), and (c) upon disposition of the shares of Class A Common Stock received upon the exercise of the option, the optionee recognizes, as either short-term or long-term capital gain (or loss), depending upon the length of time that the optionee has held the shares, income (or loss) equal to the difference between the amount realized and the fair market value of the shares on the date of exercise.

     With respect to the exercise of a non-qualified stock option and the payment of the option price by the delivery of shares of Class A Common Stock, to the extent that the number of shares received does not exceed the number of shares surrendered, no taxable income will be realized by the optionee at that time, the tax basis of the shares received will be the same as the tax basis of the shares surrendered, and the holding period of the optionee in the shares received will include his holding period in the shares surrendered. To the extent that the number of shares received exceeds the number of shares surrendered, ordinary income will be realized by the optionee at that time in the amount of the fair market value of such excess shares, the tax basis of such excess shares will be such fair market value, and the holding period of the optionee in such shares will begin on the date such shares are transferred to the optionee.

     Capital Gains. Under current law, capital gains are subject to the same tax rates that apply to ordinary income, except the rate on long-term capital gains may not exceed 28%. Capital losses may be utilized to offset capital gains to the extent of capital gains, and $3,000 of capital losses in excess of capital gains ($1,500 in the case of a married individual filing a separate return) is deductible against other income.

VOTE NECESSARY FOR APPROVAL

     The affirmative vote of the holders of a majority of the outstanding Common Voting Stock present in person or by proxy at the meeting is required to approve the Plan. The Board of Directors recommends that holders of such stock vote FOR the Plan. It is expected that the shares of Common Voting Stock owned by The Edward W. Scripps Trust will be voted in favor of the Plan. Proxies for Common Voting Stock solicited by the Board will be voted FOR the Plan unless such stockholders specify a contrary choice in their proxies.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and owners of more than ten percent of the Company's Class A Common Stock ("10% stockholders"), to file with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Class A Common Stock and other equity securities of the Company. Executive officers, directors and 10% stockholders are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1994, all Section 16(a) filing requirements applicable to its executive officers, directors and 10% stockholders were complied with, except that one Form 3 for a newly elected officer (who is not a named executive herein) was filed eight weeks late.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     At its February 16, 1995 meeting, the Board approved the appointment of Deloitte & Touche as independent public accountants for the Company for the fiscal year ending December 31, 1995. A representative of Deloitte & Touche is expected to be present at the Annual Meeting.

                 STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     Any stockholder proposals intended to be presented at the Company's 1996 Annual Meeting of Stockholders must be received by the Company at 1105 N. Market Street, Wilmington, Delaware 19801 on or before November 24, 1995, for inclusion in the Company's proxy statement and form of proxy relating to the 1996 Annual Meeting of Stockholders.

                                 OTHER MATTERS

     The solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation will be borne by the Company. The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company's Class A Common Stock.

     The presence of any stockholder at the meeting will not operate to revoke his proxy. A proxy may be revoked at any time, insofar as it has not been exercised, by giving written notice to the Company or in open meeting.

     The persons named in the enclosed proxy, or their substitutes, will vote the shares represented by such proxy at the meeting. The forms of proxy for the two respective classes of stock permit specification of a vote for persons nominated for election as directors by each such class of stock, as set forth under "Election of Directors" above, and the withholding of authority to vote in the election of such directors or the withholding of authority to vote for one or more specified nominees. The form of proxy for the Common Voting Stock permits specification of a vote for or against, or abstention with respect to, the proposal to adopt a stock option plan for outside directors. Where a choice has been specified in the proxy, the shares represented thereby will be voted in accordance with such specification. If no specification is made, such shares will be voted to elect directors as set forth under "Election of Directors" and FOR the proposal to adopt a stock option plan for outside directors.

     Under Delaware law and the Company's Certificate of Incorporation, broker non-votes for Class A Common Stock and abstaining votes for both Class A Common Stock and Common Voting Stock will not be counted in favor of, or against, election of any nominee. Under Delaware law and the Company's Certificate of Incorporation, any holder of Common Voting Stock who abstains from voting on the proposal to adopt a stock option plan for directors elected by the holders of the Company's Class A Common Stock will in effect be voting against such proposal.

     If any other matters shall properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board does not know of any other matters which will be presented for action at the meeting.

     A COPY OF THE COMPANY'S ANNUAL REPORT, INCLUDING FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1994, IS ENCLOSED.

                                            By order of the Board of Directors,

                                            M. DENISE KUPRIONIS
                                            Corporate Secretary

March 29, 1995

                           THE E.W. SCRIPPS COMPANY
                1994 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

- --------------------------------------------------------------------------------

1.    PURPOSE.
      The Plan shall be known as The E.W. Scripps Company 1994 Non-Employee Directors' Stock Option Plan. The purpose of The E.W. Scripps Company 1994 Non-Employee Directors' Stock Option Plan (hereinafter referred to as the "Plan") is to strengthen the alignment of interests between non-employee directors (hereinafter referred to as "Participants") and the shareholders of The E.W. Scripps Company (hereinafter referred to as the "Company") through the increased ownership of shares of the Company's Class A Common Stock.

      The Plan shall be subject to approval by the holders of the Company's Common Voting Stock at the Company's 1995 annual meeting of stockholders.

2.    LIMITATION ON NUMBER OF SHARES FOR THE PLAN.
      The total number of shares of Class A Common Stock of the Company that may be made subject to options awarded under the Plan shall be 50,000.

3.    LIMITATION ON AMENDMENTS TO THE PLAN.
      The Plan may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended (the "Code"), the Employee Retirement Income Security Act, as amended, or the rules under either of the foregoing acts.

4.    PARTICIPATION.
      Participation in the Plan shall be limited to all non-employee Directors of the Company elected by the holders of the Company's Class A Common Stock.

5.    NONQUALIFIED OPTIONS.
      Directors elected by the holders of the Company's Class A Common Stock shall receive an option for 5,000 shares of Class A Common Stock at the time of their initial election. At the implementation of this Plan, effective December 9, 1994, each director currently in office shall receive an option for 5,000 shares of Class A Common Stock, subject to shareholder approval, as referenced in number 1 above, at the 1995 annual meeting of stockholders.

      All options granted under the Plan shall be subject to the following terms and conditions.

      A.     PRICE.
             The price per share deliverable upon the exercise of each option ("exercise price") shall be equal to 100% of the Fair Market Value of the shares on the date the option is granted.

             The Fair Market Value of a share of Class A Common Stock of the Company shall mean, with respect to the date in question, the average of the highest and lowest officially quoted selling prices on the New York Stock Exchange.

      B.     CASH EXERCISE.
             Options may be exercised in whole or in part upon payment of the exercise price of the shares to be acquired. Payment shall be made in cash or in shares of Class A Common Stock previously acquired by the Participant or a combination of cash and shares of Class A Common Stock. The Fair Market Value of shares of Class A Common Stock tendered on exercise of options shall be determined on the date of exercise.

      C.     CASHLESS EXERCISE.
             Options may be exercised in whole or in part upon delivery to the Secretary of the Company of an irrevocable written notice of exercise. The date on which such notice is received by the Secretary shall be the date of exercise of the option, provided that within five business days of the delivery of such notice the funds to pay for exercise of the option are delivered to the Company by a broker acting on behalf of the optionee either in connection with the sale of the shares underlying the option or in connection with the making of a margin loan to the optionee to enable payment of the exercise price of the option. In connection with the foregoing, the Company will provide a copy of the notice of exercise of the option to the aforesaid broker upon receipt by the Secretary of such notice and will deliver to such broker, within five business days of the delivery of such notice to the Company, a certificate or certificates (as requested by the broker) representing the number of shares underlying the option that have been sold by such broker for the optionee.

      D.     TERMS OF OPTIONS.
             The initial stock option award effective on December 9, 1994 shall be exercisable on December 9, 1995. All other stock option awards shall be exercisable on the first anniversary of the director's election.

             The term of each option shall be ten years from the date it is granted. Shares may be purchased in whole or in part at any time after the option becomes exercisable, subject to a minimum exercise of 100 shares.

6.    WITHHOLDING OF TAXES.
      The Company may require, as a condition to any grant under the Plan or to the delivery of certificates for shares issued hereunder, that the grantee pay to the Company, in cash, any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or any delivery of shares. The Committee, in its sole discretion, may permit participants to pay such taxes through the withholding of shares otherwise deliverable to such participant in connection with such grant or the delivery to the Company of shares otherwise acquired by the Participant. The Fair Market Value of shares of Class A Common Stock withheld by the Company or tendered to the Company for the satisfaction of tax withholding obligations under this section shall be determined on the date such shares are withheld or tendered. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind otherwise due to a grantee any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or to the delivery of shares under the Plan, or to retain or sell without notice a sufficient number of the shares to be issued to such grantee to cover any such taxes, provided that the Company shall not sell any such shares if such sale would be considered a sale by such grantee for purposes of Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act").

7.    WRITTEN AGREEMENT.
      Each director to whom a grant is made under the Plan shall enter into a written agreement with the Company that shall contain such provisions, consistent with the provisions of the Plan, as may be established by the Company.

8.    TRANSFERABILITY.
      No option granted under the Plan shall be transferable by a director otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. An option may be exercised only by the optionee or grantee thereof or his guardian or legal representative.

9.    ADJUSTMENTS.
      In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Company shall make such adjustments as it deems appropriate in the number and kind of shares reserved for issuance under the Plan, in the number and kind of shares covered by options granted under the Plan, and in the exercise price of outstanding options. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation, all stock option awards that were granted hereunder and that are outstanding on the date of such event shall be assumed by the surviving or continuing corporation.

10.   LISTING AND REGISTRATION.
      If the Company determines that the listing, registration, or qualification upon any securities exchange or under any law of shares subject to any option granted under the Plan is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of shares thereunder, no such option may be exercised in whole or in part, or no shares issued unless such listing, registration or qualification is effected free of any conditions not acceptable to the Company.

11.   DURATION OF PLAN.
      This Plan shall become effective as of December 9, 1994 subject to approval before December 1, 1995 by the affirmative vote of the holders of a majority of the Common Voting Stock of the Company present, or represented, and entitled to vote at a meeting duly held. All options awarded prior to approval of the Plan by such shareholders may not be exercised until such approval is obtained and shall be canceled and forfeited in the event such approval is not obtained. This Plan will terminate on December 8, 2004 but no such termination shall affect the prior rights under this Plan of the Company or of any Participant who has received an option hereunder.

12.   ADDITIONAL PROVISIONS.
      A Participant may elect to (i) have shares withheld from a grant or an award made under the Plan or tender shares to the Company in order to satisfy the tax withholding consequences of a grant or an award made under the Plan, only during the period beginning on the third business day following the date on which the Company releases the financial information specified in 17 C.F.R. Section 240.16b-3 (e)(1)(ii) and ending on the twelfth business day following such date.

      Notwithstanding the foregoing, a Participant may elect to have shares withheld on exercise of an option granted under the Plan in order to satisfy tax withholding consequences thereof by providing the Company with a written election to so withhold at least six months in advance of the withholding of shares otherwise issuable upon exercise of such option.

                            THE E.W. SCRIPPS COMPANY                   PROXY FOR
                                                            CLASS A COMMON STOCK

        The undersigned hereby appoints LAWRENCE A. LESER, DANIEL J. CASTELLINI and M. DENISE KUPRIONIS and each of them, as the undersigned's proxies, with full power of substitution, to attend the Annual Meeting of Stockholders of The E.W. Scripps Company, to be held at The Queen City Club, Cincinnati, Ohio, on Wednesday, May 3, 1995 at 10:00 A.M., local time, and any adjournment or adjournments thereof, and to vote thereat the number of shares which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as follows:

1. / / FOR, or / / WITHHOLD AUTHORITY to vote for, the following nominees for election as directors: David R. Huhn, Daniel J. Meyer and Nicholas B. Paumgarten.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
              THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW.)

- --------------------------------------------------------------------------------
2. On such other business as may properly come before the meeting.

The Proxies will vote as specified above, or if a choice is not specified, they will vote FOR the nominees listed in item 1.

                  (Continued, and to be signed, on other side)

  Receipt of the Notice of Annual Meeting of Stockholders and the related Proxy Statement dated March 29, 1995 is hereby acknowledged.

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

                                                 Dated _________________ , 1995
                                                    (Please date your Proxy)

                                                              Number of Shares

                                                 -------------------------------
                                                    Signature of Stockholder

                                                 Please sign exactly as your
                                                 name appears hereon,
                                                 indicating, where proper,
                                                 official position or
                                                 representative capacity.

                                                 When signing as Attorney,
                                                 Executor, Administrator,
                                                 Trustee, etc., give full title
                                                 as such.

                            THE E.W. SCRIPPS COMPANY                   PROXY FOR
                                                             COMMON VOTING STOCK


  The undersigned hereby appoints LAWRENCE A. LESER, DANIEL J. CASTELLINI and
M. DENISE KUPRIONIS and each of them, as the undersigned's proxies, with full power of substitution to attend the Annual Meeting of Stockholders of The E.W. Scripps Company, to be held at The Queen City Club, Cincinnati, Ohio, on Wednesday, May 3, 1995 at 10:00 A.M., local time, and any adjournment or adjournments thereof, and to vote thereat the number of shares which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as follows:

1. / / FOR, or / / WITHHOLD AUTHORITY to vote for, the following nominees for election as directors: John H. Burlingame, William R. Burleigh,
   Lawrence A. Leser, Charles E. Scripps, Paul K. Scripps and Robert P. Scripps.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
              THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW.)

- --------------------------------------------------------------------------------

2. / / FOR, or / / AGAINST, or / / ABSTAIN WITH RESPECT TO, the adoption of a stock option plan for directors elected by the holders of the Company's Class A Common Stock.

3. On such other business as may properly come before the meeting.

  THE PROXIES WILL VOTE AS SPECIFIED ABOVE, OR IF A CHOICE IS NOT SPECIFIED, THEY WILL VOTE FOR THE NOMINEES LISTED IN ITEM 1 AND FOR ITEM 2.

                  (Continued, and to be signed, on other side)

  Receipt of the Notice of Annual Meeting of Stockholders and the related Proxy Statement dated March 29, 1995 is hereby acknowledged.

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

                                                 Dated _________________ , 1995
                                                    (Please date your Proxy)


                                                        Number of Shares

                                                 -------------------------------
                                                    Signature of Stockholder

                                                 Please sign exactly as your
                                                 name appears hereon,
                                                 indicating, where proper,
                                                 official position or
                                                 representative capacity.

                                                 When signing as Attorney,
                                                 Executor, Administrator,
                                                 Trustee, etc., give full title
                                                 as such.